Allianz Life Insurance Company of North America
                                 James P. Kelso
                                 Vice President
                                Variable Products
                              1750 Hennepin Avenue
                           Minneapolis, MN 55403-2195
                             Telephone: 612/347-6568
                              Telefax: 612/337-6136

April 23, 1998

Franklin Valuemark Funds
777 Mariners Island Blvd.
San Mateo, CA 94404

Gentlemen:

     We, through our Allianz Life Variable Account B (the "Variable Account"), propose to acquire one share of beneficial interest each (the "Shares") of the Global Health Care Securities Fund and the Value Securities Fund (the "Funds"), each a series of Franklin Valuemark Funds (the "Trust"), at a purchase price of $10.00 per share for a total of $20.00. We will purchase the Shares in a private offering prior to the effectiveness of the amendment to the Form N-1A registration statement filed on behalf of the Trust. The Shares are being purchased to serve as the initial advance in connection with the operations of the Variable Account.

     We consent to the filing of this investment letter as an exhibit to the amendment to the Form N-1A registration statement of the Trust.

Sincerely,

Allianz Life Insurance Company of North America on behalf of Allianz Life Variable Account B


By:  /s/ Jim Kelso
     Jim Kelso
     Vice President, Variable Products